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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 5/A

            AMENDED ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940


 [x ] Check box if no longer subject to Section 16. Form 4 or 5 obligations may continue. See instruction 1(b).

 [  ]  Form 3 Holdings Reported

 [x ]  Form 4 Transactions Reported

This Form 5/A corrects a previous Form 5 that inadvertently reported transactions in which shares were gifted as sale transactions, by an individual no longer an affiliate or Director of the company.

_______________________________________________________________________________
1.     Name and Address of Reporting Person*

Cowle                                Ed
-------------------------------------------------------------------------------
     (Last)                         (First)               (Middle)

6 East  45th Street  Ste. 1000
-------------------------------------------------------------------------------
                                    (Street)

New York                            New York                10017
-------------------------------------------------------------------------------
     (City)                          (State)                (Zip)

_______________________________________________________________________________
2.     Issuer Name and Ticker or Trading Symbol
Biophan Technologies, Inc.  BIPH
-------------------------------------------------------------------------------
_______________________________________________________________________________
3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------
_______________________________________________________________________________
4.    Statement for Month/Year
February 2002
-------------------------------------------------------------------------------
_______________________________________________________________________________
5.    If Amendment, Date of Original (Month/Day/Year)
9/11/2002
-------------------------------------------------------------------------------
_______________________________________________________________________________
6.     Relationship of Reporting Person to Issuer
       (Check all applicable)

       [  ]  Director                          [  ]  10% Owner
       [  ]  Officer (give title below)        [x ]  Other (specify below)

The reporting person was appointed to serve on the Board of Directors on 10/25/00. He resigned from the Board of Directors on 6/22/01. On 8/1/02 the reporting person ceased to be a 10% owner.
_______________________________________________________________________________
7.     Individual or Joint/Group Filing (Check applicable line)

       [x ]  Form Filed by One Reporting Person
       [__]  Form filed by More than One Reporting Person

Pg. 1 of 3

================================================================================
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

1. Title of   2. Trans-action   3. Trans-action   4. Securities     5. Amount of    6. Owner-ship   7. Nature of
   Security          Date             Code        Acquired (A) or      Securities        Form:         Indirect
                    (Month/        (Instr. 8)     Disposed of (D)     Beneficially      Direct (D)    Beneficial
                   Day/Year)                     Instr. 3,4 and 5)      Owned at       or indirect    Ownership
                                                        (A)         Time of Event When   (I)          (Instr.4)
                                                        or           Reporting Person     Instr. 4
                                                 Amount (D) Price  was no Longer Subject
                                                                    to Sec. 16 Reporting
----------------------------------------------------------------------------------------------------------
   Common          1/15/99            P4        25,000   A    _         2,898,600          D
----------------------------------------------------------------------------------------------------------
   Common          1/31/00            S4        10,000   D    -                            D
----------------------------------------------------------------------------------------------------------
   Common          2/23/99            P4         9,500   A    -                            D
----------------------------------------------------------------------------------------------------------
   Common          2/23/99            P4         4,500   A    -                            D
----------------------------------------------------------------------------------------------------------
   Common          2/10/00            P4       500,000   A    -                            D
----------------------------------------------------------------------------------------------------------
   Common          12/6/00            P4     5,373,600   A    -                            D
----------------------------------------------------------------------------------------------------------
   Common         12/20/00            S4       200,000   D    -                            D
----------------------------------------------------------------------------------------------------------
   Common          3/29/01            S4        12,500   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          3/29/01            S4       200,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          3/29/01            S4        25,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          3/29/01            S4         4,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          9/26/01            S4       150,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          9/26/01            S4       853,500   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          9/26/01            S4       460,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          9/26/01            S4        40,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          9/26/01            S4        10,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          9/26/01            S4        20,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          9/26/01          * G4        99,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common         11/14/01            S4        25,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common         11/14/01            S4        50,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common           6/3/02          * G4       350,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common          6/12/02          * G4        75,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common           6/6/02          * G4        70,000   D    _                            D
----------------------------------------------------------------------------------------------------------
   Common           8/1/02          * G4       682,000   D    _                            D
==========================================================================================================

Explanation of Responses:

This Form 5/A corrects a previous Form 5 that inadvertently reported transactions in which shares were gifted as sale transactions, by an individual no longer an affiliate or Director of the company.


* The subject transaction codes reported in the Form 5 filed on 9/11/02 were incorrect.


     If the Form is Filed by more than one Reporting Person, see Instruction 4(b) (v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

Pg. 2 of 3

===============================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================


1. Title of  2. Conver-  3. Trans-  4. Trans-  5. Number of  6. Date Exercisable  7. Title and  8. Price of
   Derivative   sion or     action     action     Derivative    and Expiration       Amount of     Derivative
   Security     Exercise    Date       Code       Securities    Date                 Underlying    Securities
   (Instr. 3)   Price of    (Month/    (Instr.    Acquired      (Month/Day/Year)     Securities    (Instr. 5)
                Deritative  Day/       8)         (A) or                             (Instr. 3
                Security                          Disposed                            and 4)___
                                                 (Instr. 3,
                                                  4 and 5)
                                                                                             Amount
                                                                                               or
                                                                                             Number
                                                                 Date   Expiration             of
                                                  (A)  (D)    Exercisable  Date       Title  Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

Explanation of Responses:





     /s/ Ed Cowle                                                 9/18/2002
---------------------------------------------                ------------------
      **Signature of Reporting Person                                Date

**    Intentional misstatements or omissions of facts constitute Federal
 Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.









Pg. 3 of 3